CUSIP NO 84764M 10 1                   13G/A               Page 6 of 6 Pages

EXHIBIT 2

REPORTING PERSON RELATIONSHIPS

Charles River VII GP, Limited Partnership is the general partner of Charles River Partnership VII Limited Partnership ("CRP VII").
Charles River VII GP, LP disclaims beneficial ownership of the shares held by CRP VII in which it does not have a pecuniary interest.